Exhibit 10.21

Schneider National, Inc.

Omnibus Long-Term Incentive Plan

Cash Based Award Agreement

You have been selected to receive a Cash Based Award pursuant to the Schneider National, Inc. Omnibus Long-Term Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:

Vesting Date of Award:

Target Dollar Value of Cash Award:

Performance Period:

Performance Measure #1: 5 year average Return on Capital (ROC)

Target Level of Performance Measure #1:

Performance Measure #2: 5 year Net Income Consolidated Annual Growth Rate (NI CAGR)

Target Level of Performance Measure #2:	Initial Here

Performance Measure #2 Baseline NI CAGR:

Final Acceptance Date:

THIS AGREEMENT, effective as of the Date of Award set forth above, represents the Cash Based Award by Schneider National, Inc., a Wisconsin corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Cash Based Award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.	Acceptance of Award. The Participant shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by signing and delivering to the Company a copy of this Agreement.

2.	Service With the Company. Except as may otherwise be provided in Section 7 or 8, the Cash Based Award granted hereunder is granted on the condition that the Participant remains an Employee of the Company from the Date of Award through (and including) the end of the Performance Period, as set forth above. This Cash Based Award shall not confer any right to the Participant (or any other Participant) to be granted Cash Based Awards or other Awards in the future under the plan.

3.	Earning Cash Awards. Subject to the terms of the Plan and this Agreement, the Participant shall be entitled to receive payment based on the value of the Cash Award earned by the Participant over the Performance Period, where the value of the Cash Award earned is determined as a function of the extent by which the corresponding performance targets have been met.

4.	Performance Assessment. For the Performance Period defined above, Exhibit 1 (attached hereto) shall be used to assess performance and determine the value of the Cash Award earned under the Plan. Payout for a performance level between stated values shall be interpolated. The Compensation Committee shall have the discretion to adjust the level of performance attained based on a review of all the facts and circumstances.

5.	Performance Measures. The Performance Measures under this Agreement shall be: 1) a simple average of the individual years’ Return on Capital (“ROC”) over the five (5) year Performance Period, and 2) the Net Income Consolidated Annual Growth Rate (NI CAGR) over the five (5) year Performance Period, as derived from the consolidated financial statements of the Company for each calendar year in the Performance Period as defined above. The Committee shall make the final determination with regard to the calculation of ROC and NI CAGR for the Performance Period. The calculation methodology will then apply the thresholds and cap to the final outcomes as appropriate.

6.	Form and Timing of Payment of Cash Awards. Payment of an earned Cash Award shall be made in cash in a single lump sum within ninety (90) calendar days following the close of the applicable Performance Period, unless the Participant has made a valid election to defer such payment pursuant to the terms and conditions of the Schneider National, Inc. Supplemental Savings Plan, as amended from time to time, or any successor or other plan.

7.	Termination of Employment Due to Death, Disability or Change in Control. In the event the employment of the Participant with the Company is terminated by reason of Death, Disability or a Change in Control during the Performance Period, the Participant will receive a pro rata cash payout of the Cash Award in a single lump sum within (90) calendar days of the relevant event. The pro rata payment, if any, shall be determined by the Committee, in its absolute discretion. In making its determination, the Committee shall consider the length of time that the Participant was employed by the Company during the Performance Period (in fully completed calendar years) and the attained level of performance (also in fully completed calendar years) for the Performance Period and increase or decrease the pro rata payout accordingly.

8.	Termination of Employment Due to Retirement. In the event the employment of the Participant with the Company is terminated by reason of Retirement during the three year vesting period and provided the Participant has given six (6) months advance written notice of their Retirement date to the company and the participant has not retired prior to the last working day of the calendar year of the award, then the Participant will receive a pro rata cash payout of the Cash Award in a single lump sum within (90) calendar days following the close of the applicable five (5) year Performance Period. The pro rata payment shall be determined by the dividing the number of fully completed months during the first three years of the performance period by thirty-six (36), multiplying that by the Cash Award value and multiplying that by the attained level of performance from Exhibit 1.

9.	Termination of Employment for Other Reasons. If the employment of the Participant with the Company shall terminate prior to the end of the Performance Period for any reason other than the reasons set forth in Section 7 or 8 above, any unvested Cash Award granted pursuant to this Agreement shall be forfeited by the Participant to the Company and any vested Cash Award granted pursuant to this Agreement shall be made in cash in a single lump sum within ninety (90) calendar days following the close of the applicable five (5) year Performance Period.

10.	Participant’s Restrictive Covenants. Without the prior written consent of the Company, which may be granted or withheld in the Company’s absolute discretion, during the term of the Participant’s employment with the Company and thereafter according to their respective provisions, the Participant hereby agrees that he shall be bound by two separate agreements entitled:

(a)	Confidentiality Agreement; and

(b)	Key Employee Non-compete and No Solicitation Agreement.

In the event the Participant violates any provision of the agreements specified in 9(a) or 9(b) above, all vested and unvested Awards, and earnings thereon, that remain outstanding shall be forfeited by the Participant to the Company.

11.	Restrictions on Transfer. Cash Based Awards granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. If any Transfer, whether voluntary or involuntary, of Cash Based Awards is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Cash Based Award, the Participant’s right to such Cash Based Award shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

12.	Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Beneficiary Designation:

Name:

Street:

City, State, Zip:

Relationship:

13.	Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

14.	Miscellaneous.

A.	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

B.	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

C.	The Participant acknowledges and agrees that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement should Participant fail to make timely payment of all taxes due.

D.	All obligations of the Company under the Plan and this Agreement, with respect to the Cash Based Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

E.	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Wisconsin.

F.	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

G.	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Award.

Schneider National, Inc.

By:		Date:
Steven J. Matheys
Chief Administrative Officer

Date:

Participant

Participant’s name and address (print)